Exhibit 16.1

June 6, 2012

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re: SKM Media Corp.

File No. 333-177329

We have read the statements that we understand SKM Media Corp. will include under Item 4.01 of the Form 8-K report, dated June 5, 2012, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ Kabani & Company, Inc.